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                                                                       Exhibit 4
                                THIRD AMENDMENT
                                     TO THE
                              GENICOM CORPORATION
                               STOCK OPTION PLAN




         THIRD AMENDMENT, dated as of February 13, 1995, to the GENICOM Corporation Stock Option Plan (the "Plan"), by GENICOM Corporation (the "Company").

         The Company maintains the Plan, as amended and restated effective February 7, 1991. On February 13, 1995, the Board of Directors unanimously approved a resolution to increase the number of shares issuable under the Plan by 400,000 shares. In accordance with Section 9 of the Plan, such resolution was approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on April 27, 1995.

         NOW, THEREFORE, the Plan is amended as follows:

         I. Section 4 is amended by revising the first paragraph in its entirety to read as follows:

         4.1 The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate 2,900,000 shares of Common Stock (subject to adjustment as provided in Section 7 hereof).